On The Go Healthcare Reports Record Audited Year End Results and Revenue Increase of 3,190%


CONCORD, Ontario, Oct 29, 2004 On The Go Healthcare, Inc. (OTC: OGHC) ('the Company') a leading manufacturer, marketer and distributor of innovative baby products, and a valued-added reseller of computer hardware, software and supplies, recently announced the audited financial results for the year ended July 31, 2004.

The Company reported record revenues of US $3,012,902 for the fiscal year ended July 31, 2004, consisting of $277,557 from the infant product lines and $2,735,345 from the computer product lines. Fiscal 2004 results represent an increase of $2,921,318 or 3,190%, from fiscal 2003.

The Company reported a net loss of ($1,544,750) or $(0.03) per share for the fiscal year ended July 31, 2004 as compared to a net loss of ($388,684) or $(0.01) per share for the previous fiscal year. The increase in net loss is partly attributable to the acquisitions of Compuquest and Vital Baby. The Company had 27,612,428 shares outstanding at July 31, 2004 as compared to 37,653,500 shares outstanding at July 31, 2003.

The Company reported total assets of $1,369,004 with total current assets of $942,280, inclusive of cash and all cash equivalents. As of July 31, 2004, total liabilities were $795,071.

"We take great pride in reporting that On The Go has reported such a significant increase in revenues, and that 2004 has been our best sales generating period in the history of the company," commented Stuart Turk, Chief Executive Officer. "The consistency of yearly gains, including an increase of 674% from 2001 to 2002, an increase of 20% from 2002 to 2003 and an increase of 3,190% from 2003 to 2004 clearly indicates that our business plan is, and we expect will continue to be, a successful one."


About On The Go Healthcare, Inc.

On The Go Healthcare, Inc. ( http://www.onthegohealthcare.com ) manufactures, markets and distributes a line of products focused on a child's early years.
On The Go's signature products include the new Baby Bath and its Padded Training Seat, an ergonomically designed and cushioned seat placed on top of adult toilet seats to help toddlers with potty training. Now a wholly- owned division of On The Go Healthcare, Vital Baby Innovations ('Vital Baby'), established in 1998 as a Canadian company, researches and develops safe and pioneering products for parents and children. Vital Baby is the exclusive distributor of the Heinz Baby Basics Feeding Accessories and Sudocrem, available at more than 3,600 retail locations across Canada. For more information, visit http://www.vitalbaby.com . On The Go Healthcare's division Compuquest is a value added reseller of computer hardware, software, peripherals, and supplies. Compuquest ( http://www.compuquest.com ) serves hundreds of clients in the U.S. and Canada, including Fortune 100 corporations, hospitals, government ministries, universities, banking and insurance bodies, and law and accounting firms. Compuquest has won the Consumers' Choice Gold Award for Best Business Computer Dealer for eight consecutive years.

For more information, visit: http://www.onthegohealthcare.com or http://www.otcfn.com/oghc

To be added to On The Go's email list for Company news, please visit: http://www.onthegohealthcare.com/new_site/inv_pkg_form.htm

This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, economic conditions affecting retailers, distributors and manufacturers; continuing success introducing new products; the Company's ability to finance its planned expansion efforts; the Company's ability to manage its planned growth; continued availability of raw materials for the child and health care lines at reasonable costs; continued ability to obtain hardware, software and peripherals at competitive costs; and changes in regulations affecting the Company's business and such other risks disclosed from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward- looking statements after the date of this document to conform these statements to actual results or to changes in management's expectations, except as required by law.

SOURCE On The Go Healthcare, Inc.

Stuart Turk of On The Go Healthcare, Inc., +1-905-760-2987, ext. 300; Investor Relations, Geoffrey Eiten of OTC Financial Network, +1-781-444-6100 ext., 613,
geiten@otcfn.com


http://www.onthegohealthcare.com